Exhibit 99.1

 Harrington West Announces Record Earnings for the March 2005 Quarter and Declares a Regular Quarterly Dividend of 11 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--April 25, 2005--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned a record $2.2 million or 40 cents per share on a fully diluted basis in the March 2005 quarter compared to $2.1 million or 37 cents per share in the March 2004 quarter. Return on average equity was 16.5% in the March 2005 quarter compared to 16.9% in the same quarter a year ago. Book value per share was $10.47 at March 31, 2005, rising 4.9% in the quarter due to the record earnings and favorable changes in other comprehensive income from the Company's interest rate risk management and investment activities. Given the earnings performance, the Board of Directors declared a regular quarterly dividend of 11 cents per share payable on May 18, 2005 to holders of record on May 6, 2005.
    Total assets grew $11.9 million in the quarter to $1.1 billion at March 31, 2005. Net loan balances increased $23.0 million or 3.8% since year-end to $621.4 million at March 31, 2005, while the investment portfolio declined by $9.2 million or 2.1% to $422.1 million. Loan demand remained relatively strong within all of the Company's markets leading to the favorable loan growth. With the tighter spreads on mortgage and related investments in recent quarters, management has become more selective and has reduced investment purchases.

    Financial Performance Analysis

    The financial performance for the Company continues to be driven by comparable period growth in net interest income, fee income, and favorable investment portfolio performance, while expenses have grown at a controlled pace with the expansion of new banking offices in its markets.
    Net interest income before the provision for loan losses was $7.6 million in the March 2005 quarter compared to $7.0 million in March 2004 quarter, growing 7.4%. Net interest margin was 2.84% in the March 2005 quarter compared to 2.89% and 2.95% in the December 2004 and March 2004 quarters, respectively. The margin has declined slightly as a result of the lag in the repricing of some floating rate loans, investments (lagging prime based and COFI loans), and 3 month LIBOR based interest rate swap hedges relative to the repricing of the Company's daily floating rate borrowings. This lag is generally one to three months. HWFG's net interest margin is expected to be positively influenced in future quarters by the acquisition of approximately $44.0 million in deposits in the Thousand Oaks, California market. It is expected that these deposits will have a total cost of funds that is less than the Company's short-term borrowing cost. Furthermore, the premium paid on loans acquired in the Company's 2001 purchase of the Harrington Bank branch in Mission, Kansas will be fully amortized by the end of May 2005.
    Banking fee income was $858 thousand in the March 2005 quarter compared to $760 thousand in the March 2004 quarter, a 12.9% increase. Shown in the following chart are the components of banking fee income and comparisons for the March 2005, December 2004, and March 2004 quarters.


                        (Dollars in thousands)
----------------------------------------------------------------------
                         March   December            March
                         2005     2004               2004
  Banking Fee Type      Quarter  Quarter  % Change  Quarter  % Change
----------------------------------------------------------------------
Mortgage Brokerage
 Fee, Prepayment
 Penalties & Other
 Loan Fees                $377     $354       6.5%    $376       0.3%
----------------------------------------------------------------------
Deposit, Other Retail
 Banking Fees & Other
 Fee Income                317      289       9.7%     239      32.6%
----------------------------------------------------------------------
Harrington Wealth
 Management Fees           164      163       0.6%     145      13.1%
----------------------------------------------------------------------
Total                     $858     $806       6.5%    $760      12.9%
----------------------------------------------------------------------

    General and administrative expenses were $5.2 million in the March 2005 quarter compared to $5.0 million in the December 2004 quarter and $4.7 million in the March 2004 quarter. The growth in operating expenses has largely resulted from two areas: (1) the cost to implement, support, and operate new banking offices in the Company's markets and (2) the increased cost of new corporate governance regulations. The Company estimates that each new office adds approximately $400 thousand in operating expenses per year and the profitability attainment takes from 6 to 18 months. The new corporate governance regulations, including SOX 404, are expected to add approximately $500 thousand in incremental annual expenditures to the Company's operating expenses.

    Community Banking Update

    Both loans and deposits continued to grow in the quarter. Net loans were $621.4 million at March 31, 2005, growing $23.0 million in the quarter. The growth in loans continued to emanate from most loan categories, and the mix of loans continued to improve to higher spread nonresidential sectors as shown in the following table:


                     HWFG Net Loan Growth and Mix
                         (Dollars in millions)
----------------------------------------------------------------------
                                           December 31,
                          March 31, 2005      2004      March 31, 2004
----------------------------------------------------------------------
                                  % of           % of           % of
        Loan Type          Total   Total  Total   Total  Total   Total
----------------------------------------------------------------------
Commercial Real Estate    $269.5   42.8% $260.8   43.1% $254.0   47.1%
----------------------------------------------------------------------
Multi-family Real Estate    83.3   13.3%   84.9   14.0%   83.6   15.5%
----------------------------------------------------------------------
Construction (1)            38.5    6.1%   35.0    5.8%   25.1    4.7%
----------------------------------------------------------------------
Single-family Real Estate  105.7   16.8%  100.5   16.6%   97.3   18.1%
----------------------------------------------------------------------
Commercial and industrial
 loans                      72.8   11.6%   72.2   11.9%   49.0    9.1%
----------------------------------------------------------------------
Land acquisition and
 development                33.8    5.4%   27.5    4.5%   10.9    2.0%
----------------------------------------------------------------------
Consumer loans              24.2    3.8%   23.7    3.9%   18.1    3.3%
----------------------------------------------------------------------
Other loans (2)              1.2     .2%    1.0     .2%    1.0     .2%
----------------------------------------------------------------------
Allowance, Deferred Fees &
 Discounts/Premiums         (7.6)          (7.2)          (5.9)
----------------------------------------------------------------------
Net loans receivable      $621.4  100.0% $598.4  100.0% $533.1  100.0%
----------------------------------------------------------------------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer line of credit loans.

    Asset quality remained favorable with $112 thousand of non-performing loans as of March 31, 2005 compared to $95 thousand and $154 thousand at December 31, 2004 and March 31, 2004, respectively. With the loan growth in the quarter, the Company added $150 thousand to its allowance for loan losses. At March 31, 2005, this allowance was $5.4 million or .85% of total loans.
    Deposits grew in the March 2005 quarter by $3.3 million or 1.0% to $601.5 million at March 31, 2005. The Company continued to emphasize reducing its deposit cost relative to borrowing rates and increasing its low and non-interest bearing deposits. Non-interest bearing deposits were $38.8 million at March 31, 2005, growing 15.4% in the quarter. With the successful opening of the Company's second banking office in the Scottsdale, Arizona area in late March 2005 and the planned acquisition of the Thousand Oaks, California deposits on May 23, 2005, the Company anticipates accelerated growth in its deposit balances.

    Investment Portfolio Update

    The Company's investment portfolio was $422.1 million at March 31, 2005 compared with $431.3 and $422.8 million at December 31, 2004 and March 31, 2004, respectively. With tighter market spreads and less favorable opportunities over the last year, the portfolio balances remained relatively stable. This portfolio continued to perform above the Company's expectations for a 1.25% to 1.5% total return (interest income plus gains and losses on investments and related hedges) spread over one month LIBOR. The trading portfolio, consisting largely of "AAA" rated commercial mortgage security (CMBS) and an "A" rated home equity asset-backed total return swaps, continued to perform favorably adding $673 thousand in pre-tax gains in the quarter due to tighter hedged spreads between CMBS yields and comparable duration LIBOR yields.

    Closing Comments

    In commenting on the March 2005 quarter results, Craig J. Cerny, Chairman and CEO of HWFG, stated, "We are pleased with the overall performance of the Company in the March quarter throughout its business lines. Our loan production was above our long-term targeted growth rates, and we continue to make progress on changing our loan mix to commercial and consumer related categories. Deposit growth was lower than expected but we continue to work on increasing our non-interest bearing deposits and lowering our overall deposit cost relative to borrowing rates to improve profitability. Our net interest margin declined slightly in the March 2005 quarter, but we believe this decline is attributed to a short-term repricing lag of certain floating rate loans and investments relative to our borrowings and hedges. We expect this lag to catch-up over time, and the margin to be positively influenced by our upcoming deposit acquisition and the full amortization of the premium on loans acquired in the Harrington Bank transaction in 2001. Our investment portfolio performance has been consistently favorable, adding to profits over the last several years. Although our de-novo banking office expansion in all markets has a short-term impact on our profitability, we believe it will contribute well to our future franchise valuation. We are excited about the recent opening of our Scottsdale, Arizona Airpark office and the progress with the plans for our third office in the Kansas City metro in Johnson County, Kansas. We have several more opportunities we are evaluating, principally in the Phoenix metro area, to enhance our banking franchise."
    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG will operate 15 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro, when it completes the acquisition of a banking office in Thousand Oaks, California in May 2005. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $137.8 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                Harrington West Financial Group, Inc.

       (Dollars in thousands, except share and per share data)

                                       At          At          At
                                    March 31,   Dec. 31,    March 31,
                                      2005        2004        2004
                                   ----------- ----------- -----------

Selected Financial Condition Data:
Total assets                       $1,093,245  $1,081,330  $1,004,930
Loans receivable, net                 621,420     598,442     533,118
Securities available for sale         421,961     431,206     422,599
Securities held to maturity                91          93         215
Trading account assets                    911       1,046       1,950
Deposits                              601,513     598,182     584,765
Federal Home Loan Bank advances       325,000     316,000     256,500
Securities sold under repurchase
 agreements                            79,479      79,689      65,699
Subordinated debt                      25,774      25,774      15,464
Stockholders' equity                   55,902      52,660      49,261
Number of shares outstanding        5,337,828   5,278,934   5,257,484



                                      At or for the Three Months Ended
                                      --------------------------------
                                       March 31,   Dec. 31,  March 31,
                                         2005       2004       2004
                                      ---------- ---------- ----------

Selected Income Statement Data:
Interest income                         $14,308    $14,021    $12,247
Interest expense                          6,747      6,432      5,208
                                      ---------- ---------- ----------
Net interest income                       7,561      7,589      7,039
Provision for loan losses                   150        100         90
                                      ---------- ---------- ----------
Net interest income after provision
 for loan losses                          7,411      7,489      6,949
Other income:
   Income (loss) from trading account
    assets                                  712        386        338
   Other Gain (loss)                         (7)       (10)       (10)
   Banking fee income (1)                   858        806        760
                                      ---------- ---------- ----------
Total other income                        1,563      1,182      1,088

Other expenses:
   Salaries and employee benefits         2,811      2,545      2,683
   Premises and equipment                   904        877        724
   Other expenses (2)                     1,495      1,557      1,332
                                      ---------- ---------- ----------
Total other expenses                      5,210      4,979      4,739

Income before income taxes                3,764      3,692      3,298
Income taxes                              1,529      1,501      1,239
                                      ---------- ---------- ----------
Net income                               $2,235     $2,191     $2,059
                                      ========== ========== ==========

Common Stock Summary:
Diluted earnings per share                $0.40      $0.39      $0.37
Dividends per share                        0.11       0.10       0.08
Stockholders' equity per share            10.47       9.98       9.37
Diluted weighted average shares
 outstanding                          5,616,246  5,644,904  5,545,816



                Harrington West Financial Group, Inc.

       (Dollars in thousands, except share and per share data)

                                      At or for the Three Months Ended
                                      --------------------------------
                                      March 31,   Dec. 31,  March 31,
                                         2005       2004       2004
                                      ---------- ---------- ----------

Selected Operating Data (3):

Performance Ratios and Other Data:
Return on average assets                   0.82%      0.84%      0.83%
Return on average equity                  16.47      17.20      16.92
Equity to assets                           5.11       4.87       4.90
Interest rate spread (4)                   2.65       2.72       2.79
Net interest margin (4)                    2.84       2.89       2.95
Average interest-earning assets to
 average interest-bearing
 liabilities                             107.13     107.05     107.27
Total noninterest expenses to average
 total assets                              1.91       1.82       1.94
Efficiency ratio (5)                      61.88      59.31      60.76


Asset Quality Ratios (6):
Non-performing assets and troubled debt
 restructurings
 to total assets                              -          -          -
Non-performing loans and troubled debt
 restructurings
 to total loans                            0.02       0.02          -
Allowance for loan losses to total
 loans                                     0.85       0.87       0.88
Net charge-offs to average loans
 outstanding                                  -          -          -


--------------------------------------

(1) Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2) Consists of computer services, consulting fees, corporate governance, marketing and other miscellaneous noninterest expenses.

(3) With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income and noninterest income, excluding gains and losses on securities, deposits and loans.

(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.


    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 913-663-0180
             or
             For share transfer information:
             Lisa F. Watkins, 805-688-6644